Exhibit 10.10


                      SETTLEMENT AGREEMENT AND RELEASE BY,
                     BETWEEN AND AMONG CONGOLEUM CORPORATION
                        AND CERTAIN AIG MEMBER COMPANIES


      This Settlement Agreement and Release (the "Agreement") is made by, between and among (a) each of the following (each, a "Debtor" and, collectively, the "Debtors"): Congoleum Corporation (together with its affiliates, predecessors, successors and assigns, collectively "Congoleum"), Congoleum Sales, Inc., and Congoleum Fiscal, Inc., as debtors and debtors-in-possession, and their affiliates, predecessors, successors and assigns, (b) AIU Insurance Company, American Home Assurance Company, Granite State Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA and their respective predecessors, successors and assigns (collectively, the "AIG Companies"); and
(c) upon its creation, the Plan Trust. The Debtors, the AIG Companies and the Plan Trust, upon its creation, are each referred to herein in their individual capacity as a "Party" and collectively as the "Parties."

                                    RECITALS

      WHEREAS, numerous "Asbestos Claims" (as defined herein) have been asserted against Congoleum; and

      WHEREAS, the AIG Companies issued or allegedly issued to Congoleum certain liability insurance policies including but not limited to, the policies listed on Attachment A hereto (the "AIG Policies," as defined herein); and

      WHEREAS, there is a dispute between the Debtors and the AIG Companies regarding their respective rights and obligations with respect to insurance coverage for Asbestos Claims (the "Coverage Dispute" ); and

      WHEREAS, Congoleum and the AIG Companies are parties to a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01 pending in the Superior Court of New Jersey, Law Division, Middlesex County (the "Coverage Action"); and

      WHEREAS, the "Plan Proponents" (as defined herein) distributed their Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, et al., dated October 27, 2003, as amended (the "Original Plan"); and

      WHEREAS, on or about December 31, 2003, the Debtors filed reorganization Case No. 03-51524 (KCF) jointly administered pursuant to chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Chapter 11 Case"), and the Debtors continue to operate their businesses as debtors and debtors-in-possession; and

      WHEREAS, Congoleum seeks in the Coverage Action actual compensatory and consequential damages, plus interest thereon, among other relief, and the AIG Companies deny they owe any damages as alleged and have defended against Congoleum's claims in the Coverage Action; and

      WHEREAS, on or about November 12, 2004, the Debtors filed with the Bankruptcy Court the Fourth Modified Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the "Fourth Modified Plan"), and the Debtors anticipate filing with the Bankruptcy Court a Fifth Modified Joint Plan of Reorganization in or before June 2005 (the "Fifth Modified Plan"); and

      WHEREAS, the Debtors and the AIG Companies entered into settlement negotiations to resolve the Coverage Dispute and to further define their respective rights and obligations under the AIG Policies and (a) the Debtors and the AIG Companies agreed to a settlement involving the AIG Settlement Payments (as defined herein); (b) the Debtors agreed to accept payment of the AIG


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

Settlement Payments (plus any and all interest accrued thereon as provided for herein) to the Plan Trust or as otherwise directed by the Bankruptcy Court and
(c) the AIG Companies agreed to pay to the Plan Trust or as otherwise directed by the Bankruptcy Court the AIG Settlement Payments (plus any and all interest accrued thereon as provided for herein), provided that the AIG Companies are designated as Settling Asbestos Insurance Companies in the Plan and the other conditions to the Trigger Date are satisfied; and

      WHEREAS, subject to the terms of this Agreement, the Debtors and the AIG Companies now wish to enter into an agreement, as set forth below, to settle and resolve the Coverage Dispute as between them, to provide for mutual releases of their claims under the AIG Policies, to provide for dismissals with prejudice of the Coverage Action as between them, to provide for a permanent withdrawal of all of the AIG Companies' claims, objections and appeals, if any, in the Chapter 11 Case, and to resolve certain other matters, all as set forth below; and

      WHEREAS, the Debtors and the AIG Companies desire that, upon creation of the Plan Trust, the Plan Trust shall become a Party to this Agreement.

      WHEREAS, the Plan Trust may wish to secure, from one or more "Permitted Assignees" (as defined herein) immediate funds in exchange for its right to the AIG Settlement Payments; and

      WHEREAS, the Parties now wish to enter into an agreement, as set forth below, to settle and resolve the outstanding disputes referred to above;

      NOW, THEREFORE, in consideration of the foregoing facts and the mutual covenants contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:


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

                                    AGREEMENT

I.    DEFINITIONS

      A. For purposes of this Agreement, the following definitions apply to the capitalized terms herein wherever those terms appear in this Agreement, including the prefatory paragraph, recitals, the sections below and any attachments hereto. Capitalized terms in the prefatory paragraph, recitals, the sections below and any attachments hereto have the meanings ascribed to them therein to the extent they are not otherwise defined in this Definitions section. Capitalized terms that are not defined in this Agreement are given the meanings designated in the Fourth Modified Plan, as presently constituted. Moreover, each defined term stated in the singular shall include the plural and each defined term stated in the plural shall include the singular. The word "including" means "including but not limited to." The following terms shall have the meanings ascribed to such terms in, as applicable, the prefatory paragraph or the recitals to this Agreement: "Agreement", "AIG Companies", "Chapter 11 Case", "Congoleum", "Coverage Action", "Coverage Dispute", "Fifth Modified Plan", "Fourth Modified Plan", "Original Plan", and "Parties", and

      B. "AIG Companies Releasees" means (i) the AIG Companies; (ii) each of the AIG Companies' parents, subsidiaries, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; and (iii) each of the directors, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such.


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

      C. "AIG Policies" means the insurance policies listed on Attachment A to this Agreement and any insurance policy issued or allegedly issued by the AIG Companies providing general liability coverage to Congoleum or under which one or more of the Debtors are an insured.

      D. "AIG Settlement Payments" means the stream of payments to be made by the AIG Companies to the Plan Trust or as otherwise directed by the Bankruptcy Court, in the amounts set forth on Attachment C hereto.

      E. "Approval Order" means an order of the Bankruptcy Court or the District Court exercising its original bankruptcy jurisdiction approving this Agreement and the compromise and settlement memorialized herein between the Debtors and the AIG Companies, which order shall be in the form of Attachment B hereto or such other order that is in a form and substance acceptable to the Debtors and the AIG Companies.

      F. "Asbestos Claims" means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance. The term "Asbestos Claims" also includes, without limitation, claims or suits alleging in whole or in part exposure to


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

asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by the Debtors or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance. The term "Asbestos Claims" also includes the definitions of the following terms, as set forth in Section 1.2 (as presently enumerated) of the Plan: ABI Asbestos Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Asbestos Property Damage Contribution Claim, Indirect Asbestos Claim, and Unknown Asbestos Claim. Notwithstanding anything to the contrary herein, the term "Asbestos Claims" does not include any Claims (as defined herein) for property damage brought by any Governmental Unit, including, but not limited to, the United States of America, under applicable Environmental Laws where such Claims fall outside the scope of the "products" or "completed operations" hazards of the AIG Policies (as those terms are defined in the AIG Policies).

      G. "Claim" means any of the following: (1) "Claim" as that term is defined in the United States Bankruptcy Code, 11 U.S.C. ss. 101(5); (2) Demand; or (3) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise (including any claim (a) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure,


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

breach of fiduciary duty, conspiracy, or extra-contractual or tort liability;
(b) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation (except as specified in Paragraph II.J, below); or (c) pursuant to or under a contract, other agreement, promise, representation or warranty; or (d) pursuant to any direct action or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

      H. "Confirmation Order" means an order entered by the Bankruptcy Court in the Chapter 11 Case confirming the Plan, together with any order of the United States District Court issued pursuant to section 524(g)(3)(A) of the Bankruptcy Code confirming or affirming such order.

      I. "Congoleum Releasees" means (i) Congoleum Corporation and each of the other Debtors; (ii) each of their respective parents, subsidiaries, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; and (iii) the directors, members, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such.

      J. "Creditors' Committee" means the Official Committee of Unsecured Asbestos Claimants initially appointed by the United States Trustee in the Reorganization Cases on or about April 21, 2004.

      K. "Entity" means "Entity" as that term is defined in the Plan, as amended.


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

      L. "Execution Date" means the earliest date on which this Agreement is signed by the Debtors and the AIG Companies.

      M. "Final Order" means an order or judgment of a court, the implementation, operation or effect of which has not been stayed and as to which the time to appeal, seek review, petition for certiorari, or move for reargument, reconsideration or rehearing has expired and as to which no appeal, petition for review, reconsideration, rehearing or certiorari or other proceedings for reargument or rehearing shall then be pending; provided, however, if an appeal, writ of certiorari, reargument, reconsideration or rehearing thereof has been filed or sought, such order of the court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for reargument, reconsideration or rehearing shall have expired; provided, further, that, for the avoidance of doubt, the Parties acknowledge and agree that the possibility that a motion filed with respect to such order under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or other analogous rule under the Bankruptcy Rules, may be filed, does not cause such order not to be a Final Order (provided, further, that such a motion has not been filed as of a date that such order would otherwise be considered a Final Order.

      N. "FCR" means the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such.

      O. "Legislation Clause" has the meaning ascribed to such term in Section XVI(A) of this Agreement.


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

      P. "Motion" has the meaning ascribed to such term in sub-paragraph III.E.1.c of this Agreement.

      Q. "Permitted Assignee" means any Person to whom the Plan Trust's right, title and interest under this Agreement are assigned, with the prior consent of the AIG Companies (which consent shall not be unreasonably withheld), pursuant to Section IV of this Agreement.

      R. "Person" means any natural person, corporation, limited liability company, syndicate, trust, joint venture, association, company, partnership, governmental authority or other entity.

      S. "Plan" means the Fourth Modified Plan, as such Fourth Modified Plan may be further modified from time to time (including the anticipated Fifth Modified Plan ) in accordance with the terms thereof; provided, however, that (i) such modifications are consistent with the terms of this Agreement and do not adversely affect the interests of the AIG Companies under this Agreement and such modifications do not revise or delete the Claimant Agreement (Exhibit E to the Disclosure Statement), and (ii) the Plan, as so further modified, provides an injunction at least as broad and inclusive as the "Asbestos Channeling Injunction" (as defined in the Plan) that applies to Settling Asbestos Insurance Companies.

      T. "Plan Proponents" means the Debtors in the Chapter 11 cases jointly administered under Case No. 03-51524 (KCF) in the United States Bankruptcy Court for the District of New Jersey.

      U. "Plan Trust" means the Plan Trust as defined in the Plan.


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

      V. "Prior Payments" has the meaning ascribed to such term in Paragraph II.G of this Agreement.

      W. "Termination Event" means the occurrence for any reason of any of the contingencies set forth in Paragraph III.H below and/or the subsequent declaration of this Agreement as null and void in accordance with Paragraph III.H below.

      X. "Trigger Date" means the earliest date upon which written notice is sent to the AIG Companies by the Debtors, pursuant to Section VI below, stating that all of the following events have occurred, if ever: (1) the Approval Order is a Final Order; (2) the "Effective Date," as defined in the Plan, has occurred; (3) the Confirmation Order is a Final Order; and (4) the AIG Companies have been designated as Settling Asbestos Insurance Companies (entitled to all of the rights and protections of Settling Asbestos Insurance Companies, including an injunction under section 524(g) of the Bankruptcy Code under the
Plan) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the conclusion of the Confirmation Hearing, pursuant to the Plan.

II.   PAYMENT BY THE AIG COMPANIES

      A. The AIG Companies agree to pay to the Plan Trust or as otherwise directed by the Bankruptcy Court, the total amount of One Hundred Three Million Four Hundred Twenty Two Thousand Six Hundred Fifty Two Dollars ($103,422,652.00) (the "Settlement Amount") representing costs associated with Asbestos Claims, in the manner specified in this Paragraph II.A and in the amounts set forth on Attachment C hereto (such scheduled payments, collectively, the "AIG Settlement Payments"). The first AIG Settlement Payment listed on Attachment C hereto shall be paid to the Plan Trust or as otherwise directed by the Bankruptcy Court on


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

the last day of the calendar quarter (i.e., March 31, June 30, September 30 or December 31) that is at least thirty (30) days but no more than ninety-two (92) days following the Trigger Date. Thereafter, each successive AIG Settlement Payment listed on Attachment C hereto shall be paid to the Plan Trust or as otherwise directed by the Bankruptcy Court on the last day of the immediately following calendar quarter. By way of example, assuming that the Trigger Date is December 5, 2005, the first AIG Settlement Payment listed on Attachment C hereto would be due on or before March 31, 2006. Under this example, the second AIG Settlement Payment listed on Attachment C hereto would be due on or before June 30, 2006; the third AIG Settlement Payment listed on Attachment C hereto would be due on or before September 30, 2006, and so on for each successive AIG Settlement Payment listed on Attachment C hereto.

      B. No later than five (5) days after the Trigger Date, the Debtors or the Plan Trust shall provide the AIG Companies with instructions with respect to the payment of the Settlement Amount. Such instructions will include provisions for payment by check and by wire transfer.

      C. The proceeds of the AIG Companies' payments hereunder shall be used only to pay Asbestos Claims and/or to pay other amounts payable by the Plan Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended. The foregoing provisions of this Paragraph II.C shall apply only with respect to AIG Settlement Payments actually received by the Plan Trust and shall not apply with respect to any AIG Settlement Payments made to a Permitted Assignee. Notwithstanding anything to the contrary herein, nothing in this Agreement, including, without limitation, the provisions of this Paragraph II.C, shall be construed to impair, restrict, diminish or otherwise limit the Plan Trust's right to assign any or all of the AIG Settlement Payments, pursuant to the terms of Section IV herein.


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

      D. Each of the AIG Companies covenants and agrees that it shall not, without the written consent of the Debtors, and after the Effective Date, the Plan Trust, consent to, and instead shall oppose, the entry of any order, decree, judgment or injunction that would require the AIG Companies to make payment of any one or more AIG Settlement Payments to, or for the benefit of, a Person other than (1) the Plan Trust, or (2) a Permitted Assignee, as applicable, or that would prohibit, divert, channel or otherwise limit or restrict payment to the Plan Trust or a Permitted Assignee, as applicable, of the AIG Settlement Payments, or which would have any such effect.

      E. Time is of the essence with respect to payment of the AIG Settlement Payments (together with any and all interest accrued thereon as provided for herein), and all other payments set forth in this Agreement. Subject to the provisions of Paragraphs II.A and II.B above, all payments made by an AIG Company pursuant hereto shall be made no later than the date when due as set forth in Paragraph II.A above, in U.S. dollars, in the full amount of the applicable AIG Settlement Payment as set forth on Attachment C hereto (together with any and all interest accrued thereon as provided for herein), without any set-off, counterclaim, diminution or any other deduction whatsoever; provided, however, that if such applicable date is not a Business Day, then such payment shall be made on the immediately preceding Business Day.

      F. Any AIG Settlement Payment that is not made when due shall bear interest from (and including) the date that is three days after the date of notice of such overdue payment to the AIG Companies in the manner specified in
Section VI herein to (but excluding) the date said AIG Settlement Payment plus all interest accrued thereon is actually paid, at an interest rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was due plus three percent (3%), compounded daily.


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

      G. The Settlement Amount and/or the AIG Settlement Payments are in addition to any and all amounts paid prior to the Execution Date by or on behalf of the AIG Companies to or for the benefit of the Debtors in connection with Asbestos Claims or otherwise (the "Prior Payments"). From and after the Trigger Date, and unless this Agreement is declared null and void pursuant to Paragraph III.H below, any and all payments by the AIG Companies, including, without limitation, the Prior Payments, if any, the Settlement Amount and/or the AIG Settlement Payments, shall be deemed final and irrevocable payments.

      H. In entering into this Agreement, the AIG Companies have relied upon the fact that nothing in this Agreement and nothing in the Plan is intended to alter, amend or impair the rights and duties of the Parties in connection with insurance or other transactions that are unrelated to (1) asbestos or (2) the release of insurance coverage as set forth in sub-paragraph V.A.1.

      I. The AIG Companies shall have the right to allocate the Settlement Amount and/or the AIG Settlement Payments, or any portions thereof, solely for their own purposes, in their own books and records, to the various types and classifications of claims released by the Debtors pursuant to Section IV, below; provided, however that neither the Debtors nor the Plan Trust shall be bound by or be deemed to agree with any such allocation for any reason or purpose and that the AIG Companies' allocation shall not, in any way, limit the AIG Companies' obligation to pay the AIG Settlement Payments when due or limit the Debtors' or the Plan Trust's use or allocation of the Settlement Amount and/or the AIG Settlement Payments, as applicable.


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

      J. The AIG Companies shall not seek reimbursement of any payments that the AIG Companies made (including, without limitation, Prior Payments) or are obligated to make under this Agreement or otherwise, whether by way of a claim for contribution or subrogation, or otherwise, from any Entity other than the AIG Companies' reinsurers in their capacity as such. Each of the Debtors shall use its reasonable best efforts to obtain from all insurers with which it settles an agreement similar to that set forth in the preceding sentence; provided, however, that notwithstanding anything to the contrary herein, the failure of the Debtors to obtain such an agreement from any other insurer with which it settles shall not constitute a breach of this Agreement. Notwithstanding the foregoing, subject to the effect of any injunction issued pursuant to section 524(g) of the Bankruptcy Code, the AIG Companies may file a cross-complaint or counterclaim against any Entity that has first asserted a claim seeking reimbursement for any payment that it has paid or is required to pay, whether by way of a claim for contribution and/or subrogation or otherwise, against the AIG Companies in connection with any Claims released hereunder; provided, however, that to the extent the AIG Companies recover any amount in respect of such cross-complaint or counterclaim from such third party, the proceeds of such recovery shall be paid by the AIG Companies per the instruction of the Debtors or the Plan Trust, (as the case may be) after the AIG Companies are reimbursed from such proceeds for their reasonable fees, costs and expenses incurred in prosecuting and defending such claim. For the avoidance of doubt, any payment of such proceeds per the Debtors' or the Plan Trust's instructions shall not reduce or count towards the AIG Companies' obligation to pay the AIG Settlement Payments (plus any and all interest accrued thereon as provided for herein).

      K. Each Party acknowledges and agrees that the Debtors' rights to the AIG Settlement Payments derive from and are coextensive with the Debtors' rights to the proceeds of the AIG Policies. Each Party agrees that it shall not take any action inconsistent with such acknowledgement and agreement.


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

      L. In the event that any insurer of the Debtors obtains a binding arbitration award or final judgment against or a settlement with one or more of the AIG Companies (with the consent of the Debtors prior to the "Effective Date" (as defined in the Plan) or with the consent of the Plan Trust following said Effective Date (which consent in either case shall not be unreasonably withheld) entitling it to obtain a sum certain from the AIG Companies as a result of said insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim against the AIG Companies for the AIG Companies' alleged share or equitable share of the defense and/or indemnity of the Debtors for any Claims released pursuant to this Agreement, the Debtors or the Plan Trust (as the case may be) shall voluntarily reduce the amount of any such final judgment or settlement payment that they have obtained or may obtain from such other insurer by the amount of such other insurer's binding arbitration award or final judgment awarded against or settlement with the AIG Companies in connection with such contribution, subrogation, indemnification or other similar claim and shall direct that such AIG Companies shall not be subject to liability for such judgment, arbitration award or settlement. Such a reduction in judgment or arbitration award or settlement will be accomplished by subtracting from the judgment, arbitration award or settlement against the other insurers the share of the judgment, arbitration award or settlement attributable to the AIG Companies.

      M. In the event that any two (2) consecutive AIG Settlement Payments (together with any and all interest accrued thereon, as set forth herein) are past due for more than ten (10) days following the dates on which such AIG Settlement Payments are due and payable (as set forth in Paragraph II.A above),


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

the Plan Trust or a Permitted Assignee (as the case may be) may send a notice of default to the AIG Companies in the manner set forth in Section VI below (a "Default Notice"). If the AIG Settlement Payments that are the subject of any such Default Notice (together with any and all interest accrued thereon, as set forth herein) are not paid in full within sixty (60) days following the date on which the Default Notice is sent, then the Plan Trust or a Permitted Assignee (as the case may be) may send a notice to the AIG Companies, in the manner set forth in Section VI below, indicating its intent to accelerate payment of the AIG Settlement Payments (an "Intent to Accelerate Notice"). If the AIG Settlement Payments that are the subject of such Intent to Accelerate Notice (together with any and all interest accrued thereon, as set forth herein) are not paid in full within thirty (30) days following the date on which the Intent to Accelerate Notice is sent (the "Acceleration Payment Date"), then an amount equal to the sum of all unpaid AIG Settlement Payments (including, without limitation, the AIG Settlement Payments that are the subject of the Intent to Accelerate Notice), as discounted to present value as of the Acceleration Payment Date by applying a discount rate that is equal to the Six Month Treasury Rate in effect on the Acceleration Payment Date (the "Acceleration Payment"), shall become immediately due and payable to the Plan Trust or the Permitted Assignee (as the case may be). Notwithstanding the foregoing, the Acceleration Payment shall not become immediately due and payable in the event that the AIG Companies' failure to pay or to cure was the result of (i) an act of God; (ii) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State banking authorities; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) a good faith dispute by the AIG Companies of the amount of interest allegedly due with respect to the AIG Settlement Payments that are the subject of the Intent to Accelerate Notice (and any other AIG Settlement Payments that are past due as of the date the Intent to Accelerate Notice is sent); provided that this clause (v) shall be applicable only if the AIG Companies have paid in


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

full, within thirty (30) days after the Intent to Accelerate Notice is sent, the scheduled amount of the AIG Settlement Payments, as set forth on Attachment C hereto, that are the subject of the Intent to Accelerate Notice (and any other AIG Settlement Payments that are past due as of the date the Intent to Accelerate Notice is sent), together with all undisputed amounts of interest thereon.

III.  BANKRUPTCY OBLIGATIONS

      A. In consideration for the promises and covenants hereunder, the Plan Proponents shall (i) designate the AIG Companies as Settling Asbestos Insurance Companies (entitled to all of the rights and protections of Settling Asbestos Insurance Companies under the Plan) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the conclusion of the Confirmation Hearing, pursuant to the Plan; and (ii) file, within ten (10) business days of the Execution Date, the Motion (as defined herein) pursuant to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Approval Order, and the AIG Companies will support the Plan Proponents' efforts to obtain such approval, which Motion must be in form and substance reasonably acceptable to the AIG Companies.

      B. Upon the later of (1) the Effective Date or (2) the Confirmation Order becoming a Final Order, if any Claim released under the AIG Policies pursuant to this Agreement, or that is subject to the Asbestos Channeling Injunction or any other injunctive protection provided for in the Plan or Confirmation Order, is


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

brought against the AIG Companies, then the Plan Trust will cooperate with the AIG Companies in establishing that the AIG Companies are Settling Asbestos Insurance Companies entitled to the protections afforded such Settling Asbestos Insurance Companies under the Plan.

      C. Once the Asbestos Channeling Injunction becomes effective, each of the Debtors agrees not to modify the terms of said injunction without first obtaining the consent of the AIG Companies, which consent shall not be withheld unreasonably.

      D. The AIG Companies will not assert, file, or pursue any motions, objections, claims, proofs of claim, or appeals in the Chapter 11 Case and shall support and not oppose entry of the Approval Order.

      E. The AIG Companies will not object to or oppose confirmation of the Plan (or of any subsequently modified plan(s) of reorganization in the Chapter 11
Case), and the AIG Companies will not appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to the AIG Companies of this Agreement and provided further that the Approval Order includes:

      1.    findings that:

            a. The AIG Companies' payment in full of the first AIG Settlement Payment identified on Attachment C hereto, as provided for in Paragraph II.A, above, shall satisfy and extinguish in full the AIG Companies' obligation for Asbestos Claims under the AIG Policies but shall not release the AIG Companies from their obligations to make all AIG Settlement Payments identified on Attachment C hereto.

            b. The AIG Companies' payment of the AIG Settlement Payments shall be made to the Plan Trust or as otherwise directed by the Bankruptcy Court, or, if the Plan Trust elects to sell and assign some or all of the AIG Settlement Payments, to a Permitted Assignee, as applicable. The proceeds of the AIG Settlement Payments shall be paid only to pay Asbestos Claims and/or to pay other amounts payable by the Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended; provided that this provision regarding proceeds of the AIG Settlement Payments shall apply only with respect to AIG Settlement Payments actually received by the Plan Trust and shall not apply with respect to any AIG Settlement Payments made to a Permitted Assignee.

            c. Adequate notice of the Debtors' Motion for Approval of the Settlement Agreement Between the Debtors and Certain AIG Member Companies (the "Motion") and of the hearing on the Motion was given by mailing a copy of the Motion and notice of the hearing on the Motion to: (a) the members of the Official Committee of Asbestos Claimants (the "Committee") and the Committee's counsel; (b) the FCR and the counsel for the FCR;
                  (c) the Claimants' Counsel; (d) all other Persons or Entities that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case; (e) the United States Trustee; (f) the Collateral Trustee (the "Collateral Trustee") of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (g) Congoleum Corporation's majority shareholder, American Builtrite, Inc.; (h) any other presently existing Entities that are insureds under the AIG Policies;
                  (i) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Plan (the "Claimant Agreement"), or ballots submitted in connection with this case; and (j) to all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) days prior to the Hearing, became known through filing of a proof of claim or otherwise.

            d. Notice to an attorney for the holder of an Asbestos Claim constitutes notice to the claimant for purposes of the Agreement.

            e. Notice of the Agreement, the Motion and the Hearing is sufficient to bind the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons or Entities, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtors' Chapter 11 Case.

            f. The Approval Order and each of its Findings and Conclusions are binding upon the Creditors' Committee and its members, all known creditors and claimants, the FCR and all future claimants and demand holders whose interests are represented by the FCR, and all other Persons or Entities, including but not limited to the Debtors' insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case. The AIG Companies will not object to or oppose confirmation of the Plan (or confirmation of any subsequently modified plan(s) of reorganization in the Chapter 11 Case), and the AIG Companies will not appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to the AIG Companies of this Agreement and provided further that the Approval Order includes a provision acknowledging that the Plan, as amended, states that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company which shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims.

      F. Upon its creation, the Plan Trust (1) automatically and without need for further action shall become a Party to this Agreement; and (2) promptly shall execute this Agreement. Upon the Trigger Date, and without limiting the obligations of the Debtors under this Agreement, the Plan Trust automatically shall succeed to all of the rights and be bound by all of the obligations of the Debtors under this Agreement without necessity of further action; provided, however, that the release provisions of Section V below shall be binding on and inure to the benefit of the Debtors, the Plan Trust and the AIG Companies. The Debtors shall include in the Plan Trust Agreement as an obligation of the Plan Trust, effective from the creation of the Plan Trust, that such trust shall be subject to and bound by this Agreement and the Approval Order.

      G. Upon the occurrence of the Trigger Date, all of the Debtors' Asbestos Insurance Rights under this Agreement shall be assigned to the Plan Trust pursuant to the Plan and the Plan Documents, automatically and without need of further action by any Party or Entity; provided, however, that the provisions of Sections V and X below, shall remain binding on and shall continue to inure to the benefit of the Debtors and the AIG Companies, and in addition shall be binding on and inure to the benefit of the Plan Trust. The Plan Proponents shall propose to the Bankruptcy Court technical modifications to the Plan providing that the provisions of the Asbestos Insurance Settlement Agreements shall be binding on the Plan Trust with the same force and effect as if the Plan Trust were a party to the Asbestos Insurance Settlement Agreements.

      H. Notwithstanding Paragraph III.G above, and subject to Paragraph III.I below, any Party may declare this Agreement, except for the provisions in Paragraph III.I and Sections I and VI herein, to be null and void upon the occurrence of any of the following contingencies: (i) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) denying approval of this Agreement; (ii) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) converting the Chapter 11 Case into a Chapter 7 case or dismissing the Chapter 11 Case prior to the Approval Order becoming a Final Order or prior to the Confirmation Order becoming a Final Order; (iii) the failure of the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) to find in the Approval Order that the AIG Companies' payment in full of the first AIG Settlement Payment listed on Attachment C hereto, as provided for in Paragraph II.A above, satisfies in full and extinguishes the AIG Companies' obligation for Asbestos Claims under the AIG Policies but does not release the AIG Companies from their obligations to make all AIG Settlement

Payments identified on Attachment C hereto, or to make any of the other findings set forth in Section III above; (iv) if the Plan as confirmed does not contain a provision stating that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company under the AIG Policies based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company (including each of the AIG Companies), which Settling Asbestos Insurance Company shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims under the AIG Policies; (v) the failure of the Confirmation Order to become a Final Order within twenty-four (24) months of the Execution Date; or (vi) the confirmation of a plan of reorganization that is not substantially similar to the Plan. Any such declaration pursuant to this Paragraph III.A must be made in writing and sent to all Parties in the manner set forth in Section VI below.

      I. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is declared null and void pursuant to Paragraph III.H above, (1) this Agreement (except for Sections I and VI and Paragraphs III.H and III.I herein) shall be vitiated and shall be a nullity; (2) neither the AIG Companies nor any Permitted Assignee, as applicable, shall be obligated to pay or to cause to be paid the Settlement Amount or the AIG Settlement Payments pursuant to this Agreement; (3) no Party shall be bound by the terms of any Approval Order; (4) the AIG Policies shall remain in the same force and effect as if this Agreement had never existed, and the Debtors and the AIG Companies shall have all of the rights and obligations under or with respect to the AIG

Policies that they would have had if this Agreement had never existed; (5) the AIG Companies shall not be entitled to and shall not claim, any right or benefit of Settling Asbestos Insurance Companies; and (6) any and all statutes of limitation or repose, or other time-related limitations, shall be deemed to have been tolled for the period from June 15, 2004 through the date that is thirty
(30) days following the date on which the Agreement is declared null and void, and no Party shall assert or rely on any time-related defense to any Claim or Demand by any other Party related to such period.

IV.   RIGHT OF ASSIGNMENT BY THE PLAN TRUST

      A. The AIG Companies agree that the Plan Trust has the absolute and unconditional right, with the prior consent of the AIG Companies (which consent shall not be unreasonably withheld), to assign any or all of the AIG Settlement Payments to one or more Permitted Assignees, and that such Permitted Assignee has the right to collect the AIG Settlement Payments so assigned. The AIG Companies shall cooperate in assisting the Debtors and/or the Plan Trust (as the case may be) to effect any such assignment; provided that none of the AIG Companies and their respective affiliates shall be required to provide any information relating to the AIG Policies to any Permitted Assignee (or any of its counsel, agents or representatives), including but not limited to claims data, or otherwise comply with due diligence requests from a Permitted Assignee (or any of its counsel, agents or representatives). Any assignment of the AIG Settlement Payments shall be available to the Plan Trust on the following terms, to which the AIG Companies hereby agree:

            1. Assignment. The Plan Trust may, in its sole discretion, enter into an assignment agreement assigning to one or more Permitted Assignees all or a portion of its right, title and interest in and to the AIG Settlement Payments (an "Assignment Agreement"). No assignment to a Permitted Assignee shall occur prior to the Trigger Date.

            2. Recourse to the AIG Companies. Immediately upon the assignment to one or more Permitted Assignees of all or a portion of the Debtors' and/or the Plan Trust's right, title and interest in and to the AIG Settlement Payments, all of such assigned right, title and interest in and to the AIG Settlement Payments shall be transferred to such Permitted Assignees as if the AIG Settlement Payments were owed to such Permitted Assignees. Furthermore, should the AIG Companies in any manner fail to fulfill their obligations under Section II herein, such Permitted Assignees shall have recourse only against the AIG Companies and shall have no recourse against the Debtors or the Plan Trust.

            3. Further Assignment. Any Permitted Assignee shall have the same right as the Plan Trust to assign freely (with the prior consent of the AIG Companies, which consent shall not be unreasonably withheld) all or a portion of the AIG Settlement Payments assigned to it to another Permitted Assignee.

      B. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that an assignment of any right, title and interest in and to the AIG Settlement Payments to a Person who is not a Permitted Assignee shall be null and void and of no effect whatsoever.

V.    RELEASE, DISMISSAL AND WAIVER

      A. Effective upon payment in full by the AIG Companies of the first AIG Settlement Payment listed on Attachment C hereto, as provided for in Paragraph II.A above, to or for the benefit of the Plan Trust or one or more Permitted Assignees, as applicable, in the manner contemplated in this Agreement:

            1. Each of the Debtors and the Plan Trust releases the AIG Companies Releasees forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity (a) for insurance coverage with respect to the applicable products/completed operations hazards limits under the AIG Policies; and (b) for insurance coverage for Asbestos Claims under the AIG Policies. Notwithstanding anything to the contrary herein, nothing in this Paragraph V.A shall be construed as releasing the AIG Companies from their obligations to make all Settlement Payments identified on Attachment C hereto.

            2. The AIG Companies release the Congoleum Releasees and the Plan Trust forever from any and all known or unknown, suspected or unsuspected, past, present, existing, potential or future obligations, duties, Claims, demands, penalties, costs, fees, attorneys' fees, debts, actions, causes of action, choses in action, administrative actions or proceedings, suits, arbitrations, mediations or other proceedings, offsets, damages, injuries, rights, agreements, requests for relief, sums of money, losses or liabilities of any kind, nature, character or description, whether fixed or unliquidated, whether conditional or contingent, whether in law or equity (a) in connection with the applicable products/completed operations hazards limits under the AIG Policies; and (b) in connection with Asbestos Claims under the AIG Policies.

      B. Upon the Execution Date, Congoleum will promptly dismiss the AIG Companies and the AIG Policies from the Coverage Action by entering into a stipulation of dismissal, and the Parties shall bear their own fees, costs and expenses incurred in connection with the Coverage Action and this Agreement. The stipulation of dismissal shall state that Congoleum's claims are dismissed with prejudice except that such stipulation will provide that, in the event that this Agreement becomes null and void pursuant to Paragraph III.H below, Congoleum may re-join the AIG Companies to the Coverage Action and re-assert all claims against the AIG Companies in the Coverage Action, other than the bad faith claims that have been asserted in the Coverage Action, which bad faith claims shall not be re-asserted against the AIG Companies in the Coverage Action or in any new action. In such event, the Parties agree that each of Congoleum and the AIG Companies will be bound by all issues adjudicated or rulings in the Coverage Action after the date of the stipulation of dismissal despite the fact that the AIG Companies did not actually participate in the litigation of such issues.

      C. The Parties acknowledge that they have been advised by their respective legal counsel and are familiar with the provisions of Section 1542 of the California Civil Code, which provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of the executing of the release which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties hereto expressly consent that this settlement and release shall be given full force and effect according to each and all of its express terms and provisions, including those dealing with unknown and unsuspected claims, and causes of action. The Parties further agree that this reference to the California Civil Code shall not give rise to any argument that California law applies to this Agreement or the disputes resolved pursuant hereto.

      D. Notwithstanding anything in this Section V to the contrary, the foregoing release provisions of this Section V shall not be construed to apply to any breach by a Party of any of its obligations under this Agreement or to discharge any rights that any of the Parties has to enforce this Agreement or any Assignment Agreement.

VI.   NOTICES

      Any and all statements, communications or notices to be provided pursuant to or in connection with this Agreement shall be in writing and sent by facsimile, e-mail and first-class mail, postage prepaid. Such notices shall be sent to the individuals noted below, or to such other individuals as hereafter designated in writing:

                  TO CONGOLEUM CORPORATION AND THE OTHER DEBTORS:

                  Howard N. Feist III
                  Congoleum Corporation
                  57 River Street
                  Wellesley, MA  02481-2097
                  Phone: (781) 237-6655
                  Fax: (781) 237-6880
                  e-mail: sfeist@alumni.princeton.edu

                  With a copy to

                  Pillsbury Winthrop LLP
                  1540 Broadway
                  New York, NY  10036-4039
                  Attn: Richard L. Epling, Esq.
                        Kerry A. Brennan, Esq.
                  Phone: (212) 858-1000
                  Fax: (212) 858-1500
                  e-mail: repling@pillsburywinthrop.com
                          kbrennan@pillsburywinthrop.com

                   and

                  Gilbert Heintz & Randolph LLP
                  1100 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attn: Bette Orr, Esq.
                  Phone: (202) 772-2340
                  Fax: (202) 772-2325
                  e-mail: orrb@ghrdc.com

                  TO THE AIG COMPANIES:

                  Christopher J. Eskeland
                  Vice-President
                  AIG Domestic Claims, Inc.
                  101 Hudson Street, 29th floor
                  Jersey City, NJ 07032
                  Phone: (201) 631-7016
                  Fax: (201) 631-5008
                  e-mail: chris.eskelan@aig.com

                  With a copy to

                  R. Jeff Carlisle, Esq.
                  Lynberg & Watkins
                  16th Floor
                  International Tower Plaza
                  888 South Figueroa Street
                  Los Angeles, CA  90017-5475
                  Phone: (213) 532-7003
                  Fax: (213) 892-2773
                  e-mail: jcarlisle@lynberg.com

VII.  NO ADMISSIONS BY THE PARTIES; RIGHTS OF THIRD PARTIES

      A. Nothing contained herein is or shall be deemed to be: (1) an admission by the AIG Companies that any of the Debtors or any other Entity was or is entitled to any insurance coverage under the AIG Policies, or as to the validity of any of the positions that have been or could have been asserted by any of the Debtors; (2) an admission by any of the Debtors as to the validity of any of the positions or defenses to coverage that have been or could have been asserted by the AIG Companies; or (3) an admission by any of the Debtors or the AIG

Companies of any liability whatsoever with respect to Asbestos Claims or other Claims or Demands. In entering into this Agreement, no Party has waived nor shall be deemed to have waived, modified, or retracted any rights, obligations, privileges, or positions it has asserted or might in the future assert in connection with any Claim or Demand, matter, bankruptcy procedure or process, insurance policy, or Entity outside the scope of this Agreement.

      B. Each of the Parties agrees that any Permitted Assignee will be a third party beneficiary of the terms hereof. Except as expressly provided in this Agreement, the Parties specifically disavow any intention to create rights in third parties under or in relation to this Agreement.

      C. Notwithstanding anything to the contrary herein, the releases in
Section V above in no way impair any third party or direct claim or action by any Entity against the AIG Companies for any wrongful conduct allegedly committed by the AIG Companies arising from the AIG Companies' insurance of any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Debtors or defense of or settlement of any asbestos claims against any manufacturer, supplier, distributor, or user of asbestos or asbestos-containing products other than the Debtors.

VIII. CONFIDENTIALITY

      The Parties agree, subject to any disclosure obligations imposed by law, to hold confidential, and not to disclose to third parties, this Agreement unless and until the Debtors file the Motion seeking entry of an Approval Order. Notwithstanding anything to the contrary in this Section VIII, any Party may disclose this Agreement at any time (i) to the Party's reinsurers, auditors, regulators, reinsurance intermediaries, creditors, and lenders; (ii) to any Permitted Assignee; (iii) to Entities by any Permitted Assignee in connection with any financing or refinancing in connection with or relating to the AIG

Settlement Payments or the Settlement Amount; (iv) as required to obtain the necessary court approval of this Agreement or the Plan in the Chapter 11 Case; and/or (v) to Entities by the Plan Trust in connection with the ordinary course of the Plan Trust's operations.

IX.   COOPERATION

      A. The AIG Companies shall use their reasonable best efforts to comply with reasonable requests from the Debtors or the Plan Trust for documents and other information required by the Debtors or the Plan Trust in connection with any insurance claims, arbitrations, or litigations related to the Settlement Amount and/or the AIG Settlement Payments, this Agreement, or the Debtors' Asbestos Claims, including the AIG Companies' claims and underwriting files and billing and payment records with respect to the Debtors' Asbestos Claims.

      B. Each of the Debtors and the Plan Trust shall use their reasonable best efforts to comply with reasonable requests from the AIG Companies for documents and other information required by the AIG Companies in connection with any reinsurance claims, arbitrations, or litigations relating to the Settlement Amount and/or the AIG Settlement Payments, this Agreement, or the Debtors' Asbestos Claims. For purposes of this Section IX, "reasonable best efforts" shall not include disclosure of information that is subject to a confidentiality agreement or privilege.

X.    REPRESENTATIONS AND WARRANTIES

      A. Each of the Debtors represents and warrants that it has full corporate authority to enter this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court. The person signing this Agreement on behalf of any of the Debtors represents and warrants that he or she is authorized by such Debtor to execute this Agreement as a binding and legal obligation of such Debtor, subject to approval by the Bankruptcy Court.

      B. The Plan Trust, upon its execution and delivery of this Agreement, represents and warrants that it has full trust authority to enter this Agreement as a binding and legal obligation of the Plan Trust. The person signing this Agreement on behalf of the Plan Trust represents and warrants that he or she is authorized by the Plan Trust to execute this Agreement as a binding and legal obligation of the Plan Trust, subject to approval by the Bankruptcy Court.

      C. The AIG Companies represent and warrant that the AIG Companies have full corporate authority to enter this Agreement as a binding and legal obligation of the AIG Companies. The person signing this Agreement on behalf of the AIG Companies represents and warrants that he or she is authorized by the AIG Companies to execute this Agreement as a binding and legal obligation of the AIG Companies.

      D. Each Party represents and warrants that as of the Execution Date, it is not aware of any the existence of any AIG Policy other than the insurance policies identified on Attachment A hereto.

XI.   JURISDICTION

      The Bankruptcy Court shall retain exclusive jurisdiction over any dispute relating to this Agreement.

XII.  NO PREJUDICE AND CONSTRUCTION OF AGREEMENT

      This Agreement is the product of informed negotiations and involves compromises of the Parties' previously stated legal positions. This Agreement is without prejudice to positions taken by the AIG Companies with regard to other insureds or by the Debtors with regard to other insurers. This Agreement is the jointly drafted product of arm's-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Agreement shall be construed against any other Party by reason of the identity of the drafter.

XIII. ENTIRE AGREEMENT AND TERM

      A. This Agreement and the Approval Order express the entire agreement and understanding between the Debtors, the AIG Companies and the Plan Trust. Except as expressly set forth in this Agreement, there are no representations, warranties, promises, or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Agreement or alter its terms. If the facts or law related to the subject matter of this Agreement are found hereafter to be other than is now believed by any of the Parties, the Parties expressly accept and assume the risk of such possible difference of fact or law and agree that this Agreement nonetheless shall be and remain effective according to its terms.

      B. Titles and captions contained in this Agreement are inserted only as a matter of convenience and are for reference purposes only. Such titles and captions are intended in no way to define, limit, expand, or describe the scope of this Agreement or the intent of any provision hereof.

XIV.  MODIFICATION

      No change or modification of this Agreement shall be valid unless it is made in writing and signed by the Parties hereto.

XV.   EXECUTION

      This Agreement shall be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Upon execution of the counterparts by the Plan Trust, the

Plan Trust shall provide its address for notices to the other Parties under
Section VI. Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.

XVI.  MISCELLANEOUS

      A. Only in the event that any of the Debtors enters into a final, written Asbestos Insurance Settlement Agreement with any other Settling Asbestos Insurance Company prior to the time that the Confirmation Order becomes a Final Order, and if such Asbestos Insurance Settlement Agreement contains a provision that allows such Settling Asbestos Insurance Company to void or nullify that Asbestos Insurance Settlement Agreement because of the enactment of Federal legislation designed to resolve the asbestos-related bodily injury Claims that are the subject of this Agreement (a "Legislation Clause"), then the AIG Companies shall have, and shall be deemed to have, the same right to void or nullify this Agreement as is provided in the Legislation Clause of that other Asbestos Insurance Settlement Agreement; provided, however, that, that any such right to void or nullify this Agreement shall terminate on the date on which the Confirmation Order becomes a Final Order. Notwithstanding anything to the contrary herein, in no event shall the AIG Companies be entitled to any reimbursement of any amount already paid pursuant to this Agreement, nor shall the AIG Companies be relieved of any obligation to pay any part of the Settlement Amount and/or the AIG Settlement Payments due and owing pursuant to this Agreement at the time that any such Debtor executes such Asbestos Insurance Settlement Agreement containing a Legislation Clause.

      B. Notwithstanding anything to the contrary herein, the Parties hereby agree that no Party hereto shall have any liability to the other Parties for the occurrence of any Termination Event or the failure of the Trigger Date to occur.

      C. The settlement negotiations leading up to this Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.

      D. Except as expressly provided herein, this Agreement does not modify or supersede the Parties' rights and obligations under the AIG Policies.

            [The remainder of this page is left blank intentionally.]

      IN WITNESS WHEREOF, this Agreement, consisting of thirty-five (35) pages, including the signature page, and three (3) Attachments, has been read and signed by the duly authorized representatives of the Parties as of the dates set forth below.

May 12, 2005

                                    CONGOLEUM CORPORATION


                                    BY: /s/ Howard N. Feist III
                                       ----------------------------------
                                    Name:  Howard N. Feist
                                    Title:  Chief Financial Officer


                                    CONGOLEUM SALES, INC.


                                    BY: /s/ Howard N. Feist III
                                       ----------------------------------
                                    Name:  Howard N. Feist
                                    Title: Chief Financial Officer


                                    CONGOLEUM FISCAL, INC.


                                    BY: /s/ Howard N. Feist III
                                       ----------------------------------
                                    Name:  Howard N. Feist
                                    Title: Chief Financial Officer


May 12, 2005                        AIG DOMESTIC CLAIMS, INC. as authorized
                                       agent for AIU INSURANCE COMPANY,
                                       AMERICAN HOME ASSURANCE COMPANY,
                                       GRANITE STATE INSURANCE COMPANY AND
                                       NATIONAL UNION FIRE INSURANCE COMPANY
                                       OF PITTSBURGH, PA


                                       BY: /s/ Christopher J. Eckeland
                                           ------------------------------
                                       Name:  Christopher J. Eckeland
                                       Title  Vice President AIG Domestic
                                              Claims, Inc.

                                       ATTACHMENT A

                                       AIG POLICIES

                                  ATTACHMENT A

------------------------------------------------------------------------------------------
          Insurer               Policy Number       Policy Period      Applicable Limit
                                                                         Of Liability
------------------------------------------------------------------------------------------
   AIU Insurance Company          75-100034      01/01/78 - 01/01/79      $3,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company          75100996       01/01/79 - 01/01/80      $3,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company          75101790       01/01/80 - 01/01/81      $3,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company          75102500       01/01/81 - 01/01/82      $5,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company          75102594       01/01/82 - 01/01/83      $5,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company        75103280 (A)     01/01/83 - 01/01/84      $5,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company        75103280 (B)     01/01/83 - 01/01/84      $5,000,000
------------------------------------------------------------------------------------------
   AIU Insurance Company          75103173       01/01/84 - 01/01/85      $10,000,000
------------------------------------------------------------------------------------------
American Home Assurance Co.       CE3380176      10/12/72 - 01/01/73      $10,000,000
------------------------------------------------------------------------------------------
American Home Assurance Co.       CE3380176      01/01/73 - 01/01/74      $10,000,000
------------------------------------------------------------------------------------------
American Home Assurance Co.     SCLE80-65428     01/01/76 - 01/01/77      $5,000,000
------------------------------------------------------------------------------------------
American Home Assurance Co.     SCLE80-65427     01/01/76 - 01/01/77      $5,000,000
------------------------------------------------------------------------------------------
  Granite State Insurance        SCLD8094046     01/01/77 - 01/01/78      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance        SCLD8094047     01/01/77 - 01/01/78      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         61790998       01/01/79 - 01/01/80      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         61801880       01/01/80 - 01/01/81      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         64815121       01/01/81 - 01/01/82      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         64825348       01/01/82 - 01/01/83      $5,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         64835546       01/01/83 - 01/01/84      $10,000,000
          Company
------------------------------------------------------------------------------------------
  Granite State Insurance         64840070       01/01/84 - 01/01/85      $5,000,000
          Company
------------------------------------------------------------------------------------------
    National Union Fire          GLA 1979064      07/01/86-07/01/87       $1,000,000
    Insurance Company of
       Pittsburgh, PA
------------------------------------------------------------------------------------------
    National Union Fire          GLA 4300960      07/01/87-07/01/88       $1,000,000
    Insurance Company of
       Pittsburgh, PA
------------------------------------------------------------------------------------------
    National Union Fire          GLA 4300960      07/01/88-07/01/89       $1,000,000
    Insurance Company of
       Pittsburgh, PA
------------------------------------------------------------------------------------------

                                  ATTACHMENT B

                                 APPROVAL ORDER

                                  ATTACHMENT B

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY

------------------------------------------
                                          )
In re:                                    )  Chapter 11
                                          )
CONGOLEUM CORPORATION, et al.,            )  Case No. 03-51524 (KCF)
                                          )  Jointly Administered
                Debtors-in-Possession.    )
__________________________________________)  Judge Honorable Kathryn C. Ferguson


     ORDER AUTHORIZING AND APPROVING SETTLEMENT AGREEMENT AND RELEASE AMONG DEBTORS, PLAN TRUST AND AIG COMPANIES AND RELATED TRANSACTIONS, INCLUDING
             THE POSSIBLE ASSIGNMENT OF THE AIG SETTLEMENT PAYMENTS

      The Court has considered the "Motion to Approve Settlement Agreement and Release among Debtors, Plan Trust and AIG Companies and the Transactions Related Thereto, Including the Possible Assignment of AIG Settlement Payments", dated May __, 2005 (the "Motion"), filed by Congoleum Corporation, Congoleum Sales, Inc., and Congoleum Fiscal, Inc., the debtors and debtors-in-possession herein (collectively, the "Debtors"), seeking approval, pursuant to Rules 2002(a)(3), 9014 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and sections 363(f), 1107, 1108 and1146(c) and other applicable sections of the title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"), of (1) that certain Settlement Agreement and Release (such agreement, including the exhibits thereto, the "Settlement Agreement") dated as of May ____, 2005, among (a) the Debtors, along with their predecessors, successors and assigns; (b) AIU Insurance Company, American Home Assurance Company, Granite State Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa. and their respective predecessors, successors and assigns (collectively, the "AIG Companies"); and (c) upon its creation, the Plan Trust,(1) and (2) the transactions set forth therein (the "Transactions"), including, but not limited to, the compromises, settlements and releases set forth in the Settlement Agreement, and the transfer by the Debtors to the Plan Trust, and the potential transfer by the Plan Trust, of the AIG Settlement Payments free and clear of all security interests, liens, claims, encumbrances and other interests of any nature. Capitalized terms used in this Approval Order and not otherwise defined herein shall have the meanings ascribed to such terms in the Settlement Agreement. The Settlement Agreement relates to the AIG Policies.

            Adequate notice of the Motion was given by individual mailing to:
(a) the members of the Official Committee of Asbestos Claimants (the "Committee") and the Committee's counsel; (b) the FCR and the counsel for the FCR; (c) the Claimants' Counsel; (d) all other Persons or Entities, including but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance or other demand for service of papers in the Debtors' Chapter 11 Case; (e) Congoleum's insurers that are or were parties to the Coverage Action; (f) the United States Trustee; (g) the Collateral Trustee (the "Collateral Trustee") of the Congoleum Collateral Trust (the "Collateral Trust") established pursuant to a Collateral Trust Agreement dated April 17, 2003; (h) Congoleum Corporation's majority shareholder, American

----------
(1) As defined in the Fourth Modified Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., dated November 12, 2004 (the "Fourth Modified Plan"), as presently constituted.

Builtrite, Inc.; (i) any other presently existing Entities that are insureds under the AIG Policies; (j) counsel to all known holders of Asbestos Claims as reflected in the claims filed in this case, claims submitted in connection with the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Plan (the "Claimant Agreement"), or ballots submitted in connection with this case; and
(k) to all known holders of Asbestos Claims whose counsel is not included within the preceding clause who, as of at least five (5) days prior to the Hearing, became known through filing of a proof of claim or otherwise.

            A hearing was held on __________ __, 2005 the ("Hearing") to consider the Motion, the Settlement Agreement and the Transactions, and all interested parties were given an opportunity to be heard and to present evidence. Objections to the Motion, if any, have been resolved by agreement or are overruled, and after due deliberation and sufficient cause appearing therefore, this Court hereby makes the following Findings of Fact and Conclusions of Law:

I.    FINDINGS OF FACT:

            IT IS HEREBY FOUND AND DETERMINED THAT:(2)

Jurisdiction, Final Order And Statutory Predicates

            A. This Court has jurisdiction to hear and determine the Motion and to grant the relief requested therein pursuant to 28 U.S.C. ss.ss. 157(b)(1) and 1334(b). This Motion presents a core proceeding pursuant to 28 U.S.C. ss.ss. 157(b)(2)(A), (M) and (O).

----------
(2) Findings of fact shall be construed as conclusions of law, and conclusions of law shall be construed as findings of fact when appropriate. See Fed.
      R. Bankr. P. 7052.

            B. This Approval Order constitutes a final order within the meaning of 28 U.S.C. ss. 158(a). The parties may consummate the Settlement Agreement immediately upon entry of this Approval Order, provided that the other conditions precedent have been satisfied or waived in accordance with the terms of the Settlement Agreement. To any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, the Court expressly finds that there is no just reason for delay in the implementation of this Approval Order.

Notice of the Motion and the Settlement

            C. The notice of the Motion described above constitutes due, sufficient and timely notice of the Motion, the Hearing, and the Settlement Agreement to all Entities entitled thereto in accordance with the requirements of the Bankruptcy Code, the Bankruptcy Rules, this Court's orders in these Chapter 11 Cases, and of due process. No other or further notice of the Motion, the Hearing, the Settlement Agreement or this Approval Order is necessary. This Court hereby further finds that notice to an attorney for the holder of an Asbestos Claim constitutes notice to such holder for purposes of notice of the Motion, the Hearing, the Settlement Agreement or this Approval Order and any other matters set forth in this Order.

The Consent and/or Interposition of No Objection from Claimants
Representative, the Committee, the FCR and the Collateral Trustee

            D. The Claimants Representative has expressly consented to the Settlement Agreement. The Committee, the FCR, and the Collateral Trustee have interposed no objection to: (1) the Debtors' and Plan Trust's entry into the Settlement Agreement and (2) the entry of this Approval Order by this Court.

Good Faith Nature of Settlement Agreement and Reasonableness of the Terms of the Settlement Agreement

            E. The Debtors negotiated with the AIG Companies at arm's length and in good faith to reach agreement on the matters resolved through the Settlement Agreement.

            F. Pursuant to Bankruptcy Rule 9019, and in consideration of the terms, compromises and exchanges of consideration contained in the Settlement Agreement and all other facts and circumstances of this Chapter 11 Case, the provisions of the Settlement Agreement are (i) fair and reasonable settlements;
(ii) valid and proper exercises of the Debtors' business judgment; (iii) exchanges for reasonably equivalent value; (iv) fair, equitable, and well within the range of reasonableness required for approval of the Settlement Agreement; and (v) considering all the factors set forth in In re Martin, 91 F.3d 389, 393 (3d Cir. 1996), as discussed in the Motion, in the best interests of the Debtors, their Estates, their creditors, the Plan Trust, and other parties-in-interest.

            G. The Settlement Agreement confers a substantial benefit upon the Debtors' Estates by providing for, among other things: (i) the settlement of complex litigation; and (ii) payment to the Plan Trust of the AIG Settlement Payments, as provided for in the Settlement Agreement (plus interest thereon to the extent provided in the Settlement Agreement).

            H. The payments by the AIG Companies under the AIG Policies and pursuant to the Settlement Agreement constitute reasonable and substantial settlements and fair resolutions of the alleged liability of the AIG Companies under the AIG Policies for Asbestos Claims, and such contributions satisfy the liability of the AIG Companies, if any, for Asbestos Claims under the AIG Policies.

Validity of Transfer

            I. Should the Plan Trustees, on or after the Trigger Date elect to sell and assign the AIG Settlement Payments to a purchaser as permitted in the Settlement Agreement, such sale and transfer shall be free and clear of all right, title, and interest of the Debtors, the Collateral Trust, the Collateral Trustee and the beneficiaries of the Collateral Trust, and such a transfer by the Plan Trust of the AIG Settlement Payments shall be free and clear of all of the following (collectively, "Encumbrances"): mortgages, security interests, conditional sale or other title retention agreements, pledges, liens (as that term is defined in section 101(37) of the Bankruptcy Code), judgments, demands, easements, charges, encumbrances, defects, options, interests, covenants, claims, other encumbrances and restrictions of all kind of the Debtors and creditors of the Debtors.

No Successor Liability

            J. Should the Plan Trustees, on or after the Trigger Date, elect to sell and assign the AIG Settlement Payments, the transfer of the AIG Settlement Payments to a purchaser does not and will not subject that purchaser to any liability (other than for payment of the agreed upon consideration) by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, including, without limitation, on any theory of antitrust, insurance, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity or otherwise. Nothing in the Settlement Agreement or this Approval Order creates or imposes any liability upon such a purchaser on account of the AIG Policies and the purchaser is not assuming any liabilities or obligations under the AIG Policies.

Authority To Enter Into Settlement Agreement And To Effect The Transactions

            K. Each of the Debtors and, upon its creation, the Plan Trust: (i) has full corporate or trust (as the case may be) power and authority to enter into and perform the Settlement Agreement; and (ii) has the authority to take all corporate or trust action (as the case may be) necessary to authorize and approve the Settlement Agreement. In addition, no consent, authorization or approval, and no filing or registration, of any type or kind, other than those expressly provided for in the Settlement Agreement, is required for the Debtors and the Plan Trust to (i) give effect to the terms of the Settlement Agreement. Further, the consummation of the Settlement Agreement by the Debtors and the Plan Trust does not conflict, contravene, or cause a breach, default or violation of any law, rule, regulation, contractual obligation or organizational or formation document.

Releases And Designation Of The AIG Companies
As Settling Asbestos Insurance Companies

            L. Pursuant and subject to the terms and conditions of the Settlement Agreement, the AIG Companies specifically have contracted to receive
(a) all of the benefits of being designated in the Confirmation Order as a Settling Asbestos Insurance Company, including, but not limited to, the channeling injunction and releases set forth in section 11.6 (as presently enumerated) of the Plan, and (b) the releases contained in the Settlement Agreement, and, pursuant and subject to the terms and conditions of the Settlement Agreement, the AIG Companies shall be entitled to, upon entry of this Approval Order, the protections provided by such designation and treatment without further order of this Court.

            M. Pursuant and subject to the terms and conditions of the Settlement Agreement, the AIG Companies specifically have agreed not to object to or oppose confirmation of the Plan, and the AIG Companies have agreed not to appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to the AIG Companies of the Settlement

Agreement and provided further that the Approval Order includes a provision acknowledging that the Plan, as amended, states that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company under the AIG Policies based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right, claim or cause of action against a Settling Asbestos Insurance Company which shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims.

No Objections Filed

            N. [TO BE MODIFIED TO THE EXTENT THAT ANY OBJECTIONS ARE FILED] No objections have been filed with respect to the Motion or the entry of this Approval Order. To the extent any Entity (a) either (i) received proper notice of these matters (or is represented by an Entity (including, without limitation, the FCR or counsel) that received such notice) or (ii) having had notice of this Chapter 11 Case, elected not to request notices regarding this Chapter 11 Case, and (b) failed to object to the Motion and the entry of the Approval Order, then such Entities (including, without limitation, the Debtors and the Plan Trust (or, to the extent that it has not yet been formed or does not yet exist, its predecessor(s) in interest), the FCR, the Claimants Representative and the Committee) hereby shall have no right to file or prosecute an appeal of this Approval Order.

II.   CONCLUSIONS OF LAW

      NOW, THEREFORE, BASED ON THE FOREGOING FINDINGS OF FACT, IT IS HEREBY ORDERED, ADJUDGED AND DECREED EFFECTIVE IMMEDIATELY, AS FOLLOWS:

            To the extent any Conclusion of Law set forth below herein constitutes a Finding of Fact, this Court so finds.

General Provisions

            1. Pursuant to the terms of this Approval Order, the relief requested in the Motion is granted and approved in all respects, and the Settlement Agreement is hereby approved in all respects.

            2. All objections, if any, to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections, are overruled on the merits.

Approval of Settlement Agreement

            3. The Settlement Agreement and all of the terms and conditions thereof are hereby approved in their entirety and, notwithstanding anything to the contrary in this Approval Order, to the extent of any conflict or inconsistency between the provisions of this Approval Order and the terms and conditions of the Settlement Agreement, as between the Debtors, Plan Trust, and the AIG Companies, as the case may be, the Settlement Agreement shall govern and control.

            4. Each of the Debtors and the Plan Trust are authorized and empowered, and hereby directed, to take any and all actions necessary or appropriate, in accordance with the terms of the Settlement Agreement, and, without further order of the Court, to (a) consummate, carry out and implement the Settlement Agreement, (b) execute and deliver, perform under, consummate, carry out, implement and close fully the Settlement Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Settlement Agreement and, and (c) to take all further actions as may be reasonably requested in accordance with the Settlement Agreement by the AIG Companies as may be reasonably necessary or appropriate to the performance of the obligations as contemplated by the Settlement Agreement. The Settlement Agreement and this Approval Order constitute valid and binding obligations of the Debtors, their Estates and the Plan Trust, which shall be enforceable in accordance with the terms thereof. The Plan Trust Agreement shall include as an obligation of the Plan Trust, effective from the creation of the Plan Trust, that such trust shall be subject to and bound by the Settlement Agreement and the Approval Order. Upon its creation, the Plan Trust, without further order of any court or action by any Entity, shall be deemed to be automatically a party to the Settlement Agreement. The Debtors are hereby authorized and directed to amend the Plan Trust Agreement (as defined in the Plan) in accordance with Section III.F of the Settlement Agreement to provide that the Plan Trust shall be subject to and bound by the Settlement Agreement and the Approval Order.

            5. All of the terms and provisions of this Approval Order shall be binding in all respects upon each of the Debtors, the Plan Trust, any trustees of any of the Debtors, the Debtors' Estates, the FCR and each of the Entities whose interests he represents, the Collateral Trustee, the Collateral Trust, the Claimants Representative, each Asbestos Claimant, all other creditors and shareholders of any of the Debtors, all interested parties, and their respective successors and assigns.

Transfer of the AIG Settlement Payments

            6. Should the Plan Trustees, on or after the Trigger Date, elect to sell and assign the AIG Settlement Payments in accordance with the terms of the Settlement Agreement, pursuant to section 363(f) of the Bankruptcy Code, the AIG Settlement Payments shall be transferred to the purchaser free and clear of (a) all Encumbrances, and (b) any and all Claims of any kind and nature, whether arising prior to or subsequent to the commencement of the Chapter 11 Case, in each case accruing, arising or relating to the period on or prior to the Effective Date.

Releases

            7. Except with respect to any rights, obligations, Claims or liabilities under or relating to the Settlement Agreement, and subject to the limitations set forth in the Settlement Agreement, and subject to all of the provisions of the Settlement Agreement, including provisions rendering the Settlement Agreement null and void in certain circumstances, immediately upon payment in full of the first AIG Settlement Payment identified on Attachment C to the Settlement Agreement, by the AIG Companies to the Plan Trust, to a Permitted Assignee, or as otherwise ordered by this Court, and without the necessity of any further act by the Debtors, Plan Trust or further order of this Court, the releases and provisions set forth in section V.A of the Settlement Agreement shall be effective and binding upon the Entities set forth therein, and all those who might claim derivatively through such Entities, including, without limitation, any holder of an Asbestos Claim, any other holder of a Claim against any of the Debtors, the Debtors' successors, assigns, affiliates and shareholders, including, but not limited to, American Builtrite, Inc., and any beneficiary of the Plan Trust.

            8. Upon the Execution date, the Debtors on the one hand, and the AIG Companies, on the other hand, shall dismiss all Claims against each other in the Coverage Action with prejudice, with each Party bearing its own fees, costs and expenses. The Parties' stipulation of dismissal shall state that Congoleum's claims are dismissed with prejudice except that such stipulation will provide that, in the event that the Settlement Agreement becomes null and void pursuant to Paragraph III.H thereof, Congoleum may re-join the AIG Companies to the Coverage Action and re-assert all claims against the AIG Companies in the Coverage Action, other than the bad faith claims that have been asserted in the Coverage Action, which bad faith claims shall not be re-asserted against the AIG Companies in the Coverage Action or in any new action. The Parties have agreed that in such event, each of Congoleum and the AIG Companies will be bound by all issues adjudicated or rulings in the Coverage Action after the date of the stipulation of dismissal despite the fact that the AIG Companies did not actually participate in the litigation of such issues.

            9. The AIG Companies' payment in full of the first AIG Settlement Payment identified on Attachment C to the Settlement Agreement, as provided for in Paragraph II.A of the Settlement Agreement, shall satisfy and extinguish in full the AIG Companies' obligation for Asbestos Claims under the AIG Policies but shall not release the AIG Companies from their obligations to make all AIG Settlement Payments indentified on Attachment C to the Settlement Agreement.

Additional Provisions

            10. The terms and provisions of the Settlement Agreement, together with the terms and provisions of this Approval Order, shall be binding in all respects upon all entities, including the Debtors, the Plan Trust, any trustee of any Debtor, the Debtors' Estates, the FCR and each of the Entities whose interests it represents, the Collateral Trustee, the Collateral Trust, the

Claimants Representative, each Asbestos Claimant, the Debtors' other creditors, shareholders of any of the Debtors, and all interested parties, administrative agencies, governmental units, secretaries of state, federal, state and local officials, maintaining any authority relating to the AIG Settlement Payments, and their respective successors or assigns.

            11. The AIG Companies' payment of the AIG Settlement Payments shall be made to the Plan Trust or as otherwise directed by the Bankruptcy Court, or, if the Plan Trust elects to sell and assign some or all of the AIG Settlement Payments, to a Permitted Assignee, as applicable. The proceeds of the AIG Settlement Payments shall be utilized only to pay Asbestos Claims and/or to pay other amounts payable by the Trust pursuant to the Plan and the Trust Distribution Procedures for the Congoleum Plan Trust, as may be amended.

            12. Nothing contained in the Plan or any other plan of reorganization or liquidation, or order of any type or kind entered in (a) this Chapter 11 Case, (b) any subsequent chapter 7 case into which the chapter 11 case may be converted, or (c) any related proceeding subsequent to entry of this Approval Order, shall conflict with or derogate from the provisions of the Settlement Agreement or the terms of this Approval Order. This Approval Order shall be binding upon and enforceable against, among others, each of the Debtors, their Estates, any and all chapter 7 and chapter 11 trustees thereof, the Plan Trust, the FCR and each of the Entities whose interests it represents, the Collateral Trustee, the Collateral Trust, the Claimants Representative and each Asbestos Claimant.

            13. The failure specifically to include any particular provision of the Settlement Agreement in this Approval Order shall not diminish or impair the efficacy of such provision, it being the intent of this Court that the Settlement Agreement and each and every provision, term, and condition thereof be authorized and approved in its entirety.

            14. This Approval Order shall be effective immediately upon its entry. The ten (10) day stay provided in Bankruptcy Rule 6004(c) is hereby waived.

            15. The Settlement Agreement and other related documents may be modified, amended, or supplemented by the parties thereto, in a writing signed by such parties in accordance with the terms thereof, without further order of the Court, provided that (a) any such modification, amendment, or supplement is not material and (b) to the extent practicable, notice of any modification, amendment, or supplement should be delivered to (i) the Committee, (ii) the FCR and (iii) the Claimants' Counsel at least five (5) days prior to the effective date of any such modification, amendment, or supplement.

            16. Notwithstanding any other provision of this Approval Order, if the Settlement Agreement is properly terminated under the terms thereof, then this Approval Order, with the exception of sections 8, 17 and 18 hereof, subject to the terms of sections III.H and III.I of the Settlement Agreement, shall be null and void and not be binding on any entity.

            17. If the Settlement Agreement is properly terminated under the terms thereof, then any and all statutes of limitation or repose or other time-related limitations, with respect to any Claim by any Entity, shall be deemed to have been tolled for the period from June 15, 2004 through the date that is thirty (30) days following the date on which the Settlement Agreement is declared terminated or null and void, and no Party shall be entitled to assert or rely on any time-related defense to any Claim by any other Party related to such period.

            18. The Court shall retain exclusive jurisdiction over any proceeding that involves the validity, application, construction, modification or termination of the Settlement Agreement and this Approval Order, and may make such further orders with respect thereto as are proper and appropriate.

            19. The provisions of this Approval Order are non-severable and mutually dependent.

            20. In the event that a court with competent jurisdiction over a coverage dispute between an insurer (other than any of the AIG Companies) (an "Other Insurer") and the Debtors (or their successors or assigns) determines that such Other Insurer would have been entitled, but for the terms of this Approval Order, to recover from any of the AIG Companies as a result of said Other Insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim, against any of the AIG Companies for such AIG Company's alleged share or equitable share of the defense and/or indemnity of the Debtors (or their successors or assigns), for any claims released pursuant to the Settlement Agreement then, as adequate protection for any interest that such Other Insurer may have had in the AIG Policies, such Other Insurer's obligation to the Debtors (and their successors or assigns) shall be reduced, dollar for dollar, by the amount of said Other Insurer's determined claim against any such AIG Company eliminated by this Approval Order. Nothing in this Approval Order is intended to determine or affect the appropriate allocation of claims-related defense costs or liabilities to Congoleum's insurance coverages as provided by applicable law. Nothing in this paragraph limits the relief afforded to any of the AIG Companies under this Approval Order or the Settlement Agreement, or may serve as a basis for or shall be relied upon as imposing liability on any of the AIG Companies for any present or future Asbestos Claims under the AIG Policies or otherwise.

            21. Counsel for the Debtors shall immediately serve a copy of this Approval Order on all parties who have filed a request for notice in this case, all parties to the Settlement Agreement, counsel to the Committee, the Claimants' Counsel, the Collateral Trustee, and the FCR and file a certificate of service with the Clerk of the Bankruptcy Court within ten (10) days hereof.

Dated: ___________ __, 2005


                                          _________________________________
                                          The Honorable Kathryn C. Ferguson
                                          United States Bankruptcy Judge

                                  ATTACHMENT C

                             AIG SETTLEMENT PAYMENTS

                                  ATTACHMENT C

                   =========================================
                        AIG Settlement
                        Payment Number           Payment
                   -----------------------------------------
                              1                $1,127,358
                              2                $1,127,358
                              3                $1,127,358
                              4                $1,127,358
                   -----------------------------------------
                              5                $1,127,358
                              6                $1,127,358
                              7                $1,127,358
                              8                $1,127,358
                   -----------------------------------------
                              9                $1,127,358
                              10               $1,127,358
                              11               $1,127,358
                              12               $1,127,358
                   -----------------------------------------
                              13               $1,127,358
                              14               $1,127,358
                              15               $1,127,358
                              16               $1,127,358
                   -----------------------------------------
                              17               $1,352,830
                              18               $1,352,830
                              19               $1,352,830
                              20               $1,352,830
                   -----------------------------------------
                              21               $2,254,716
                              22               $2,254,716
                              23               $2,254,716
                              24               $2,254,716
                   -----------------------------------------
                              25               $3,156,603
                              26               $3,156,603
                              27               $3,156,603
                              28               $3,156,603
                   -----------------------------------------
                              29               $4,058,490
                              30               $4,058,490
                              31               $4,058,490
                              32               $4,058,490
                   -----------------------------------------
                              33               $4,960,376
                              34               $4,960,376
                              35               $4,960,376
                              36               $4,960,376
                   -----------------------------------------
                              37               $5,862,263
                              38               $5,862,263
                              39               $5,862,263
                              40               $4,666,075
                   -----------------------------------------
                            Total             $ 103,422,652
                   =========================================